Exhibit 10.50
Compensation of Non-Employee Directors
On December 13, 2005, the Human Resources and Compensation Committee of the Board of Directors (the “Board”) of Applied Materials, Inc. approved changes to the cash compensation to be paid to certain non-employee members of the Board who serve as the Chairs of certain of the Board’s standing Committees. The changes are effective for fiscal year 2006. The annual retainer for the Chair of the Audit Committee will be $35,000. The annual retainer for the Chair of the Human Resources and Compensation Committee will be $30,000. The annual retainer for the Chair of the Corporate Governance and Nominating Committee will be $25,000. If a director holds more than one chair, he or she will receive only the single retainer payable for the highest paying position held but will not receive a retainer for any other chair. The retainer amounts indicated include the retainer otherwise payable to the individual for serving as a member of the Board.